Exhibit 10.3

Evelo Biosciences, Inc.

Consulting Agreement

This Consulting Agreement (the "Agreement"), made as of September 16, 2019, is entered into by Evelo Biosciences, Inc., a Delaware corporation with offices at 620 Memorial Drive, Cambridge, Massachusetts 02139 (the "Company"), and David R. Epstein, an individual residing at [***] (the "Consultant").

WHEREAS, the Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company for the Company’s business, which presently includes the research, development and/or commercialization of therapeutics and/or diagnostics relating to microorganisms (including microbiota) associated with disease. For the sake of clarity, the Company’s business specifically includes the use of one or more microorganisms, progeny or derivatives thereof to prevent, treat or diagnose disease.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services.

1.1 The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Schedule A to this Agreement (the "Services"). It is understood and agreed that you the Consultant will dedicate approximately 50 working days per year to the Company. During the Consultation Period (as defined below) and for a period of one year thereafter, the Consultant shall not engage in any activity that has a conflict of interest with the Company, including without limitation any competitive employment, business or other activity, and shall not assist any other person or organization that competes, or intends to compete, with the Company.

1.2 The Consultant represents and warrants that the Consultant shall provide such Services in a timely manner in strict accordance with the terms of this Agreement and applicable business conduct, regulatory and health and safety guidelines, laws, statutes, rules, regulations, ordinances, and professional and industry codes of conduct which are applicable to the Services and the Consultant's or the Company’s business anywhere in the world, including, without limitation: (i) laws and regulations governing the purchase and sale of securities while in possession of material, nonpublic information; (ii) the federal anti-kickback statute (42 U.S.C. ß1320a-7b(b)) and state anti-kickback laws; (iii) any applicable national, federal, and state privacy and data protections laws, including the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"); (iv) the U.S. Food, Drug and Cosmetic Act, as amended from time to time; (v) any laws or regulation requiring disclosure of any payments made hereunder; and (vi) any laws and regulations relating to anti-corruption, anti-bribery (including but not limited to the United States Foreign Corrupt Practices Act).

1.3 The Consultant represents and warrants that he has not (i) been excluded, debarred, suspended or otherwise made ineligible to exercise their profession and activities under the applicable laws or regulations of any country, or (ii) engaged in any act that would be grounds for such exclusion, debarment or suspension. Upon learning or acquiring knowledge of any facts or circumstances that may lead to actions relating to the representations above (including, without limitation, criminal actions), the Consultant will immediately disclose such facts or circumstances to the Company.

2. Term. This Agreement shall commence on the date hereof and shall continue until the first anniversary of the effective date of this Agreement, unless sooner terminated in accordance with the provisions of Section 4 herein (such period, as it may be extended, being referred to as the "Consultation Period").

3. Compensation.

3.1 Consulting Fees. The Company shall pay to the Consultant an annual consulting fee of $300,000. The fee shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event the Consultant does not serve as a consultant to the Company pursuant to this Agreement for an entire calendar quarter, the fee paid shall be prorated for the portion of such calendar quarter during which the Consultant actually served as a consultant to the Company. This amount will be subject to periodic review and adjustment at the Company’s discretion.

Subject to approval by the Board of Directors of the Company, the Company shall award to the Consultant (i) a single grant of options to purchase 75,000 shares of the Company’s common stock (the "Initial Grant"), and (ii) thereafter on the anniversary of the effective date of this Agreement annual grants of options to purchase shares of the Company’s common stock having an aggregate grant date fair market value equal to approximately $225,000, as determined by the Board in its discretion based on customary option pricing methodologies ("Annual Grants"). The Initial Grant and Annual Grants shall be granted under and shall be subject to the terms and provisions of the Company’s 2018 Incentive Award Plan or any other applicable Company equity plan then maintained by the Company (the "Equity Plan") and shall be granted subject to award agreements, including attached exhibits, in substantially the form previously approved by the Board. For the avoidance of doubt, the share numbers shall be subject to adjustment as provided in the Equity Plan. The per share exercise price of the Initial Grant and each Annual Grant shall be equal to the Fair Market Value (as defined in the Equity Plan) of one share of the Company’s common stock on the date the option is granted. The Initial Grant shall vest and become exercisable in 36 substantially equal monthly installments following the date of grant, such that the Initial Grant shall be fully vested on the third anniversary of the date of grant, subject to the Consultant continuing to provide Service to the Company pursuant to this Agreement through each such vesting date. Each Annual Grant shall vest and become exercisable on the first anniversary of the date of grant, subject to the Consultant continuing to provide Services to the Company pursuant to this Agreement through each such vesting date. Unless the Board otherwise determines, any portion of the Initial Grant or an Annual Grant which is unvested or unexercisable at the time of the termination of this Agreement shall be immediately forfeited upon such termination and shall not thereafter become vested or exercisable. The Initial Grant and all Annual Grants shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time. The terms of the Initial Grant and each Annual Grant shall be ten (10) years from the date the option is granted.

3.2 Expenses. The Company shall reimburse the Consultant for all reasonable and necessary documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of the Services. The Consultant shall submit to the Company itemized statements, in a form satisfactory to the Company, of such expenses incurred. The Company shall pay to the Consultant uncontested amounts shown on each such statement within thirty (30) days after receipt thereof.

3.3 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.

4. Termination. This Agreement may be terminated in the following manner: (a) by either the Company or the Consultant upon not less than thirty (30) days prior written notice to the other party; (b) by the non-breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; or (c) at any time upon the mutual written consent of the parties hereto. In the event of termination, the Consultant shall be entitled to payment for the Services performed and (subject to the limitation in Section 3.2) for expenses paid or incurred prior to the effective date of termination that have not been previously paid. Such payment shall constitute full settlement of any and all claims of the Consultant of every description against the Company for the Consultant’s services under this Agreement. Notwithstanding the foregoing, the Company may terminate this Agreement effective immediately by giving written notice to the Consultant if the Consultant breaches or threatens to breach any provision of Section 1or 6.

5. Cooperation. The Consultant shall use Consultant’s best efforts in the performance of Consultant’s obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform the Consultant’s obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6. Proprietary Information and Inventions.

6.1 Proprietary Information.

(a) The Consultant acknowledges that Consultant’s relationship with the Company is one of high trust and confidence and that in the course of Consultant’s service to the Company, Consultant will have access to and contact with Proprietary Information (as defined below). The Consultant will not disclose any Proprietary Information to any person or entity other than employees or directors of the Company or use the same for any purposes (other than in the performance of the Services or as a member of the board of directors of the Company) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.

(b). For purposes of this Agreement, "Proprietary Information" shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company's business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of Consultant’s service as a consultant to the Company.

(c) The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.

(d) The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into the Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of Consultant’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

(e) The Consultant agrees that the Consultant’s obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (d) above, and the Consultant’s obligation to return materials and tangible property set forth in paragraph (d) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

(f) The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to the Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

6.2 Inventions.

(a) All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others or under the Consultant’s direction and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the business of the Company or (ii) after the Consultation Period if resulting or directly derived from Proprietary Information (collectively under clauses (i) and (ii), "Inventions"), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as the Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Consultant not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Consultant further acknowledges that each original work of authorship which is made by the Consultant (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a "work made for hire," as that term is defined in the United States Copyright Act.

(b) Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

(c). The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

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8. Other Agreements; Warranty.

8.1 The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Consultant’s consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Consultant further represents that the Consultant’s performance of all the terms of this Agreement and the performance of the Services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

8.2 The Consultant hereby represents, warrants and covenants that the Consultant has the skills and experience necessary to perform the Services, that the Consultant will perform said Services in a professional, competent and timely manner, that the Consultant has the power to enter into this Agreement and that the Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

9. Independent Contractor Status.

9.1 The Consultant shall perform all Services under this Agreement as an "independent contractor" and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

9.2 The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant's control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The

Consultant will provide all equipment and supplies required to perform the Services. The Consultant is not required to attend regular meetings at the Company. However, upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

9.3 In the performance of the Services, the Consultant has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained. However, the Services contemplated by the Agreement must meet the Company's standards and approval and shall be subject to the Company's general right of inspection and supervision to secure their satisfactory completion.

9.4 The Consultant shall not use the Company's trade names, trademarks, service names or service marks without the prior approval of the Company.

9.5 The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers' compensation insurance coverage.

10. Remedies. The Consultant acknowledges that any breach of the provisions of Sections 1 or 6 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy the Consultant may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

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13. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 13.

14. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

15. Entire Agreement. This Agreement constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

16. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

17. Non-Assignability of Contract. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of the Consultant’s rights or delegate any of the Consultant’s duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

19. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by the Consultant.

20. Interpretation. If any restriction set forth in Section 1 or 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

21. Survival. Sections 1.2, 4 through 22 and the last sentence of Section 1.1 shall survive the expiration or termination of this Agreement.

22. Miscellaneous.

22.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

22.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

22.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

Evelo Biosciences, Inc.

By:	/s/ Balkrishan "Simba" Gill	By:	/s/ David R. Epstein
	Balkrishan “Simba” Gill, Ph.D.		David Epstein
Chief Executive Officer

Schedule A

Description of Services

Strategic advice and guidance for the Company relating to the development and commercialization of biologic and pharmaceutical products, including advice and guidance to the chief executive officer and other executive officers of the Company. Specific areas of strategy may include product candidate selection, clinical trial development strategy, partnering, product launch activities, and portfolio optimization.

Evelo Biosciences, Inc.

Amendment to Consulting Agreement

This Amendment to that certain Consulting Agreement dated as of September 16, 2019 (the “Agreement”) is entered into by and between Evelo Biosciences, Inc., a Delaware corporation with a place of business located at 620 Memorial Drive, Cambridge, Massachusetts 02139, USA (the “Company”), and David Epstein, an individual residing at [***] (the “Consultant”).

WHEREAS, the Company and the Consultant desire to modify and extend the term of the Agreement to enable to Consultant to continue to provide services to the Company:

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties agree as follows:

1. Term. Section 2 of the Agreement is amended to read as follows:

“This Agreement shall commence on September 16, 2019 and shall continue until June 30, 2021, unless sooner terminated in accordance with the provisions of Section 4 herein (such period, as it may be extended, being referred to as the “Consultation Period”).”

1.Compensation. The second paragraph of Section 3.1 of the Agreement is amended to read as follows:

“Subject to approval by the Board of Directors of the Company, the Company shall award to the Consultant (i) a single grant of options to purchase 75,000 shares of the Company’s common stock (the "Initial Grant"), and (ii) thereafter on the anniversary of the effective date of this Agreement annual grants of options to purchase shares of the Company’s common stock having an aggregate grant date fair value equal to approximately $225,000, as determined by the Board in its discretion based on customary option pricing methodologies ("Annual Grants"). The Initial Grant and Annual Grants shall be granted under and shall be subject to the terms and provisions of the Company’s 2018 Incentive Award Plan or any other applicable Company equity plan then maintained by the Company (the "Equity Plan") and shall be granted subject to award agreements, including attached exhibits, in substantially the form previously approved by the Board. For the avoidance of doubt, the share numbers shall be subject to adjustment as provided in the Equity Plan. The per share exercise price of the Initial Grant and each Annual Grant shall be equal to the Fair Market Value (as defined in the Equity Plan) of one share of the Company’s common stock on the date the option is granted. The Initial Grant shall vest and become exercisable in 36 substantially equal monthly installments following the date of grant, such that the Initial Grant shall be fully vested on the third anniversary of the date of grant, subject to the Consultant continuing to provide Service to the Company pursuant to this Agreement through each such vesting date. Each Annual Grant shall vest and become exercisable in 12 substantially equal monthly installments following the date of grant, such that the each Annual Grant shall be fully vested on the first anniversary of the date of grant, subject to the Consultant continuing to provide Services to the Company pursuant to this Agreement through each such vesting date. Unless the Board otherwise determines, any portion of the Initial Grant or an Annual Grant which is unvested or unexercisable at the time of the termination of this Agreement shall be immediately forfeited upon such termination and shall not thereafter become vested or exercisable. The Initial Grant and all Annual Grants shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time. The terms of the Initial Grant and each Annual Grant shall be ten (10) years from the date the option is granted. Notwithstanding the foregoing, in the event this Agreement is renewed for a term of less than one year, the aggregate grant date fair value of the corresponding Annual Grant and the resulting number of shares of Common Stock purchaseable under such Annual Grant and the vesting schedule shall be adjusted proportionately to the length of the renewal term.”

1.No Other Changes. All other provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written below.

David Epstein		Evelo Biosciences, Inc.

By:	/s/ David R. Epstein	By:	/s/ Balkrishan "Simba" Gill
Balkrishan “Simba” Gill, Ph.D.
Dated:	October 15, 2020		President & Chief Executive Officer

		Dated:	October 15, 2020